Exhibit 10.17

October 3, 2005

Mr. Dhaval Ajmera

713 Solstice Court

Fremont, CA 94539

Dear Dhaval:

I am pleased to offer you a position with Monolithic System Technology, Inc. (“MoSys” or the “Company”) as Vice President of Worldwide Sales and Business Development, an exempt position in which you will report directly to me.  Your semimonthly compensation will be $7,916.66 dollars, which is equal to $190,000.00 on an annualized basis.  You will also be eligible to receive an incentive bonus based on the following guidelines:

•  for the fiscal quarter ending December 31, 2005, you will be eligible to receive a $30,000 non-recoverable, incentive bonus.

•  for fiscal year 2006, your targeted incentive bonus will be $30,000 quarterly based on mutually agreed bookings goals with a $30,000 incentive bonus guaranteed in 2006 paid at the end of Q1 as a credit against earned bonuses for the year.

The bookings target and incentive bonus payment will be subject to the Company’s sole and absolute discretion.  Further, nothing in this offer letter shall alter the “at-will” nature of your employment relationship with the Company, or constitute any promise, express or implied, regarding the duration of your employment with the Company, payment of any specific amount of incentive bonus, or a requirement of any reason or “cause” for termination of your employment with the Company, which shall be terminable at-will, by you or the Company, without any reason or cause or advance notice required.

Upon approval of the Company’s Board of Directors, you will be granted an option to purchase 300,000 shares of the Company’s common stock.  The terms of such option shall be in accordance with the terms of the Company’s stock option plan.  Accordingly, the options will vest 25% at the end of one year of employment and 2.0833% per month thereafter.  The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant as determined by the Company’s Board of Directors.

If, there is an event of “change of control” of more than 50% of the voting power of the Company resulting from a merger, reorganization, sale of all or substantially all assets or other similar acquisition transaction, and you are terminated involuntarily “without cause,” or if you resign for “good reason” in connection with such change in control event, then 50% of the unvested stock options granted to you above shall be immediately accelerated and exercisable.

Should your employment be terminated “without cause,” you will receive one quarter (1/4) of the annual salary (three months) in effect at the time of termination as severance pay, and your health benefits will also continue for three months from the Company.  In addition, you will receive your earned incentive bonus based on bookings for the quarter in which you are terminated and the subsequent quarter.

In addition, you will be eligible to participate in Monolithic System Technology, Inc. (“MoSys” or the “Company”) employee benefit plans including our standard major medical, dental, life, short and long term disability, vision, flexible benefit plan, paid holidays, ESPP (Employee Stock Purchase Plan), personal time off (PTO) and the Company’s 401(k) plan.

You also will be eligible for a five hundred dollar ($500.00) monthly car allowance.  You will be reimbursed for all reasonable travel and entertainment expenses necessarily and reasonably incurred in conducting the Company’s business.  You shall submit for reimbursement all direct expenses incurred, including any car allowance on a monthly basis.

The Company will reimburse you the cost of a cellular phone to be primarily used in conducting the Company’s business.  The Company will also reimburse all reasonable month calling charges billed directly to you and submitted to the Company for payment.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted in Santa Clara County, California under the then-existing rules for resolution of employment disputes adopted by the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services (“JAMS”).  However, we agree that this mandatory arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources.  This offer will expire on Tuesday , October 4, 2005 at 5:00 p.m.  Please indicate your planned start date.  This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Dhaval, we believe that you can make a great contribution to MoSys and we all look forward to working with you.

Sincerely,

Chet Silvestri
Chief Executive Officer

ACCEPTED AND AGREED TO	Start date 10/3/05
This 3rdday of October, 2005.

/s/ Dhaval Ajmera

Dhaval Ajmera